Exhibit 1
                         REGULATORY COMPLIANCE AGREEMENT

This Agreement made this 31st day of January, 2000 between Advance Biofactures Corporation, a New York corporation having offices at 35 Wilbur Street, Lynbrook, NY 11563 (hereinafter called "ABC"), Knoll Pharmaceutical Company, a New Jersey corporation having offices at 3000 Continental Drive - North, Mount Olive, NJ 07828-1234 (hereinafter "KPC"), and Smith & Nephew, Inc, a Delaware corporation having offices at 11775 Starkey Road, Largo, FL 33779-1970 (hereinafter "S&N").

                                   WITNESSETH:

WHEREAS, ABC and KPC are parties to an Agreement dated August 16, 1993 (the "License Agreement") pursuant to which ABC granted to KPC an exclusive license to market the Licensed Product in the United States, including the Commonwealth of Puerto Rico, and Canada with the right to sublicense upon prior written consent of ABC (the "Licensed Rights");

WHEREAS, KPC and S&N desire to enter a long term contractual relationship related to the Licensed Product, and seek continuity of supply of Licensed Product in compliance with all relevant U. S. Food and Drug Administration ("FDA") laws and regulations;

WHEREAS, KPC desires to grant a sublicense of the Licensed Rights to S&N for the period of time during which ABC will be addressing certain issues raised by FDA related to the Product and its compliance with FDA laws and regulations, and S&N desires to receive such sublicense (the "Sublicense");

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WHEREAS, ABC has submitted to FDA a comprehensive compliance plan which includes remedial steps which ABC believes address the regulatory issues raised by FDA (the "Compliance Plan"); and

WHEREAS, KPC desires to assign the Licensed Rights to S&N following FDA Approval of the Curacao Facility (as the term "FDA Approval of the Curacao Facility" is defined in paragraph 9) following the remediation of ABC's manufacturing facility for Collagenase Powder located in Curacao (the "Curacao Facility"), which remediation ABC has undertaken as part of the Compliance Plan, and S&N desires to receive such assignment (the "Assignment");

NOW, THEREFORE, in consideration of the premises set forth herein, it is mutually agreed between the parties hereto as follows:

1.       Redacted

2. ABC agrees to make its reasonable best commercial efforts to fully fund and timely implement in all material respects the Compliance Plan, and will permit KPC and S&N, each at its own expense, to monitor, upon reasonable notice and at reasonable times and in a manner not interfering with the ability of ABC to conduct its business and operations, ABC's progress against the Compliance Plan.

3.       Redacted

4.       (a)      Redacted

         (b) Upon reasonable notice and at reasonable times to monitor and in a manner not interfering with the ability of KPC or S&N to conduct their respective businesses and

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

         operations, KPC and S&N shall each permit ABC, at no cost to KPC and S&N, to audit their compliance with (i) all relevant FDA laws and regulations having an impact on the manufacturing or sale of the Licensed Product or any other activity relating to the Licensed Product and (ii) all reports KPC or S&N make or are required to make to the FDA. This audit shall be conducted in accordance with generally accepted industry standards for conducting audits of this type. ABC agrees that any ABC representatives shall comply with all safety and security rules of KPC or S&N in effect at the time of any such audit.

         (c) In the event a party disagrees with any determination by another party as provided in paragraph 4(a) above that action is required to assure FDA compliance under generally accepted industry standards, the parties agree to meet to discuss the matter. In the event the parties are unable to resolve their disagreement during a 60 day period, they will seek the opinion of a regulatory consultant acceptable to each party, the cost of whom shall be borne equally by the parties. Each party agrees that the decision of such regulatory consultant shall be binding upon it; and further agrees that it shall undertake, at its sole cost, any reasonable action that such regulatory expert determines is required to assure FDA compliance under generally accepted industry standards. In the event such action will require an extraordinary expense, the parties agree to meet to discuss the matter.

         (d) It is understood and agreed among the parties that ABC has the primary regulatory responsibility with respect to all matters related to the regulatory compliance with all relevant FDA laws and regulations having an impact on the Collagenase Powder for use in the License Product as well as for the Curacao Facility. Accordingly, the


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

         ultimate decision maker with respect to regulatory compliance in connection with these matters is ABC, subject to the terms and conditions herein.

5. ABC acknowledges that it is in the process of recruiting and seeking to hire and maintain qualified quality assurance personnel, including without limitation a Vice President of Quality Assurance. If by September 30, 2000, ABC has encountered difficulties in filling the Vice President position, the parties agree to discuss the options available to address this requirement.

6.       (a)      Redacted

         (b)      Redacted

         (c) During the term of this Agreement, ABC shall apprise KPC and S&N at the conclusion of each calendar quarter of ABC's inventory of Collagenase Powder.

         (d) During such renovation and up to FDA Approval of the Curacao Facility, if ABC is unable or unwilling to fill any KPC order for Collagenase Powder made in accordance with the terms and conditions of the License Agreement, ABC agrees that it shall immediately provide to KPC all the necessary technical information and manufacturing know-how for KPC to manufacture Collagenase Powder. Except to the extent it may be required by FDA or other governmental entity to disclose (after giving ABC a reasonable opportunity to seek judicial relief to prevent such disclosure), KPC agrees to keep secret and not use for any purpose other than as stated herein any such technical information and manufacturing know-how. At such time as ABC is able and willing to fill KPC orders for Collagenase Powder in accordance with the terms and conditions of the License

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

         Agreement, KPC agrees to (i) cease manufacturing Collagenase Powder and
         (ii) return to ABC, or destroy at ABC's direction, all such technical information and manufacturing know-how. This obligation of secrecy shall be for the period of time, and governed by the exceptions, found in Article 8(I) of the License Agreement. KPC shall not permit any non-affiliated third party to manufacture the Collagenase Powder.

7. The term of this Agreement shall commence upon execution hereof by all parties and shall expire when FDA Approval of the Curacao Facility and FDA Approval of the Compliance Plan shall have been obtained.

8. KPC and S&N acknowledge that ABC shall not be liable for monetary damages resulting from any non-compliance by ABC with respect to any of its obligations arising solely under this Agreement unless and to the extent that such non-compliance is determined by a final non-appealable order of a court of competent jurisdiction to have resulted from ABC's bad faith. Except as provided in the previous sentence, the sole remedy of KPC and S&N shall be injunctive or other equitable relief.

9.       (a)      Redacted

         (b)      Redacted

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate originals by their duly authorized representatives.



ADVANCE BIOFACTURES CORPORATION                     KNOLL PHARMACUETICAL COMPANY

By: /s/ Thomas Wegman                                 By:  /s/ Carter H. Eckert
    -----------------------                              -----------------------

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

Title: Executive Vice President                      Title: President
       ------------------------                             -------------

Date: January 31, 2000                               Date: January 31, 2000
      ----------------                                     ----------------

                                                     SMITH & NEPHEW, Inc

                                                     By: /s/ Rod Skaggs Jr.
                                                         ---------------------

                                                     Title: President
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                                                     Date: January 31, 2000
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